EX 99.28(h)(1)(v)

Amendment to
Administration Agreement
 between Jackson Variable Series Trust and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Administrator and the Trust entered into an Administration Agreement effective April 27, 2015 (the “Agreement”), whereby the Administrator agreed to provide certain administrative services to several separate series of the Trust (each a “Fund”).

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 2. “Expenses of Each Fund.”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Delete sub-paragraph 2.1.9 in Section 2. “Expenses of Each Fund.” under the paragraph entitled: “2.1 Expenses to Be Paid by the Administrator.” in its entirety and replace it with the following:

2.1.9 Bonding and Insurance.  All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Fund in a manner approved by the Trustees, excluding, however, the expenses of the Trustees’ Errors & Omission Policy, and the expenses of the Independent Directors Liability Only policy;

2.
Add the following as a new sub-paragraph 2.2.11 in Section 2. “Expenses of Each Fund.” under the Paragraph entitled “2.2  Expenses to Be Paid by the Fund.” and re-number all sub-paragraphs numerically thereafter:

2.2.11 Trustees Errors’ and Omission Policy.  For all expenses of the Trustees’ Errors & Omission policy;

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed and effective September 14, 2016.

Jackson Variable Series Trust		Jackson National Asset Management, LLC

By:	/s/ Adam C. Lueck	By:	/s/ Mark D. Nerud
Name:	Adam C. Lueck	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO